Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement and Prospectus in Post-Effective Amendment No. 3 to Form S-1 our report dated April 3, 2018, relating to the consolidated financial statements of SQN Asset Income Fund V GP, LLC as of and for the year ended December 31, 2017 and the period from January 8, 2016 (Inception) to December 31, 2016. We also consent to the reference to us under the caption “Experts” in the Registration Statement and Prospectus Post-Effective Amendment No. 3 to Form S-1.

/s/ Baker Tilly Virchow Krause, LLP

New York, New York
April 9, 2018